For immediate release

GSRX INDUSTRIES NAMES ANDREW ALVIS CHIEF OPERATING OFFICER

Dorado, Puerto Rico, July 17, 2019 – GSRX Industries Inc. (OTCQB: GSRX) (“GSRX” or the “Company”) announced today that it has named Andrew Alvis Chief Operating Officer, a new position within GSRX Industries. Alvis will report directly to Les Ball, CEO of GSRX.

“Andrew is a seasoned executive and leader, and we are pleased to bring him onboard at this time when GSRX is experiencing tremendous growth,” said Ball.

Alvis comes to GSRX from Atilla Management, where he served as Chief Financial Officer with responsibility for all financial and operational aspects of that multi-dimensional healthcare provider. Prior to that Alvis was National Manager, Data Strategy Executive at Toyota Financial Services and, before that was Chief of Operations for the digital media startup McDonald’s Channel. His extensive senior financial management experience also includes 12 years at Bank of America, where he most recently served as SVP, Senior Finance Executive of Mortgage Servicing Operations and, before that led the Finance Merger Transition Team there for five years.

About GSRX Industries Inc.

GSRX Industries Inc. (OTCQB: GSRX), through its subsidiaries, is in the business of acquiring, developing, and operating retail cannabis dispensaries and non-THC CBD retail stores. GSRX also is in the process of expanding its business to include distribution, extraction and light manufacturing, and delivery of cannabis and cannabinoid products. Currently, GSRX operates five cannabis dispensaries in Puerto Rico under the name Green Spirit RX, one dispensary in California under the name The Green Room, and has five additional pre-qualified locations in Puerto Rico, all of which are in various phases of development and construction. GSRX also owns and operates the e-commerce site GetPureAndNatural.com, which offers a broad range of premium hemp extract products.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, anticipated revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

Contact:

Paul Gendreau

PGPR

paul@pgprmedia.com

678-807-7945